UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): September 4, 2009 (September 1, 2009)

PACIFIC ASIA PETROLEUM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52770	30-0349798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 East Hartsdale Avenue
Hartsdale, New York 10530

(Address of principal executive offices) (Zip Code)

(914) 472-6070

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

On September 1, 2009, Pacific Asia Petroleum, Inc. (the “Company”) entered into a Memorandum of Understanding with CAMAC Energy Holdings Limited (“CAMAC”) and certain CAMAC subsidiaries, regarding the Company’s intention to acquire an aggregate 60% participating interest currently held by two of CAMAC’s wholly-owned subsidiaries, in the Oyo Oilfield which is covered by a production sharing contract OML120 in the Nigerian offshore (the “Asset”), for total consideration of $198.84 million payable by the Company through a combination of shares of the Company’s common stock and a smaller portion of cash (the “Proposed Transaction”). This is the entire interest held by CAMAC in the Oyo Oilfield, which field is operated by Eni/Agip, who owns the balance of the participating interest.  If the Proposed Transaction is consummated, CAMAC would beneficially own approximately 63% of the Company post-closing, resulting in a change of control of the Company.

The Company’s entry into the Proposed Transaction is subject to the satisfactory completion of due diligence, entry into a definitive agreement with CAMAC, approval by the Company’s Board of Directors and stockholders, and certain other closing conditions.  In the interim, CAMAC has agreed to a four-month exclusivity period with respect to the Assets and the Company has agreed to a limited stand-still agreement which limits its ability to engage in certain material transactions, both of which will expire on December 31, 2009. More information on CAMAC is available on their website at www.camac.com.

The information contained in Item 7.01 to this current report on form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or such exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in Item 7.01 to this report on form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC ASIA PETROLEUM, INC.
Dated: September 4, 2009	By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chief Executive Officer